Exhibit 99.1

SurModics Announces Agreement to Sell Pharmaceutical Assets

Achieves Important Milestone towards Returning Company

to Sustainable, Long-Term Profitability

Enhances Strategic Focus on Core Medical Device and IVD Businesses

Creates Compelling Value for All Stakeholders

EDEN PRAIRIE, Minnesota – November 1, 2011 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification technologies to the healthcare industry, announced today that it has entered into a definitive agreement to sell its SurModics Pharmaceuticals assets to Evonik Industries AG (“Evonik”) for $30 million in cash. Under the Asset Purchase Agreement, the entire portfolio of products and services of SurModics Pharmaceuticals, including the Company’s cGMP development and manufacturing facility located in Birmingham, Alabama, will be acquired by Evonik. This grants Evonik ownership of SurModics’ parenteral dosage technology platforms and services and bioresorbable lactide-glycolide polymers business.

“The sale of the Pharma assets is an important milestone towards achieving our goal of returning SurModics to sustainable, long-term profitability,” said Gary Maharaj, president and chief executive officer. “This transaction will allow us to focus our full resources to advancing our core Medical Device and IVD businesses. Furthermore, the proceeds from the sale significantly strengthen the Company’s financial profile.”

“After conducting an efficient and thorough review process of our strategic alternatives, we believe this sale creates compelling value for all of the Company’s stakeholders, including the employees of the Pharma business and the Birmingham community,” continued Mr. Maharaj. “SurModics is grateful for the hard work and accomplishments of the Pharma employees and is confident in the opportunities created by the strong strategic fit with Evonik.”

“Evonik’s acquisition of SurModics’ pharmaceuticals assets demonstrates our view of the pharmaceuticals market as a strategic core business in which we intend to continue to invest and grow. In addition to its parenteral products and biodegradable polymers, such as Lakeshore Biomaterials™ portfolio of polymers, its skilled employees and comprehensive services will add critical value to Evonik’s operations. Together, we will operate as one stronger entity with the aligned strategy of becoming the leading global supplier of solutions for the parenteral and implant-based pharmaceutical forms,” said Jean-Luc Herbeaux, head of Evonik’s Health Care Business Line.

The transaction remains subject to customary closing conditions and is expected to close before the end of November. The Company expects to report the Pharma business as discontinued operations in its first quarter financial results.

SurModics Pharmaceuticals is a product-focused leader in drug delivery, providing a broad range of technology solutions to pharmaceutical, biotech and medical device companies worldwide. It operates a cGMP facility for the manufacture of pharmaceutical products including long-acting parenterals, based on microparticles and solid implants. SurModics Pharmaceuticals also markets a range of biodegradable polymers under the Lakeshore Biomaterials (TM) brand.

About SurModics, Inc.

SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.

About Evonik Industries

Evonik, the creative industrial group from Germany, is one of the world leaders in specialty chemicals. Its activities focus on the key megatrends health and nutrition, resource efficiency and globalization. In 2010 about 80 percent of the Group’s chemicals sales came from activities where it ranks among the market leaders. Evonik benefits specifically from its innovative prowess and integrated technology platforms. Evonik’s Pharma Polymers Product Line, which already includes its EUDRAGIT® and RESOMER® platforms, makes Evonik a leading developer and producer of functional pharmaceutical excipients for oral and depot formulations.

Evonik is active in over 100 countries around the world. In fiscal 2010 more than 34,000 employees generated sales of around €13.3 billion and an operating profit (EBITDA) of about €2.4 billion.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding our ability to return to sustainable, long-term profitability, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) the ability of the parties to timely satisfy the closing conditions in the asset purchase agreement; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and our ability to achieve our corporate goals; and (3) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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Contact

SurModics, Inc.

Timothy J. Arens, Vice President of Finance and interim Chief Financial Officer

952-500-7000